                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A
                                 Amendment No. 2

                   Under the Securities Exchange Act of 1934*

                               Brooke Corporation
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    112502109
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2008
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]  Rule 13d-1(b)
         [X]  Rule 13d-1(c)
         [ ]  Rule 13d-1(d)

*The  remainder of this cover page shall be filled out for a reporting  person's initial filing on this form with respect to the subject class of securities, and for any  subsequent  amendment  containing  information  which  would  alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the  Securities  Exchange  Act of
1934 (the "Act") or otherwise  subject to the liabilities of that section of the
Act, but shall be subject to all other  provisions of the Act (however,  see the
Notes).

-------------------------------------------------------------------------------------------------------------------
CUSIP No.                           112502109
-------------------------------------------------------------------------------------------------------------------

----------------------- -----------------------------------------------------------------------------------------------

          1             NAME OF REPORTING PERSON
                        I.R.S.  IDENTIFICATION  NO.  OF ABOVE  PERSON  (entities
only)

                        Kent C. McCarthy
----------------------- -----------------------------------------------------------------------------------------------

          2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                        (a) [ ]

                        (b) [X]

----------------------- -----------------------------------------------------------------------------------------------

          3             SEC USE ONLY

----------------------- -----------------------------------------------------------------------------------------------

          4             CITIZENSHIP OR PLACE OF ORGANIZATION

                        United States of America

----------------------- -------------- --------------------------------------------------------------------------------

                              5        SOLE VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY                  0
EACH REPORTING PERSON
        WITH:
                        -------------- --------------------------------------------------------------------------------

                              6        SHARED VOTING POWER

                                       Less than 5%

                        -------------- --------------------------------------------------------------------------------

                              7        SOLE DISPOSITIVE POWER

                                       0

                        -------------- --------------------------------------------------------------------------------

                              8        SHARED DISPOSITIVE POWER

                                       Less than 5%

----------------------- -----------------------------------------------------------------------------------------------

          9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        Less than 5% (see Item 4)

----------------------- -----------------------------------------------------------------------------------------------

          10            CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (See Instructions)  [   ]
                        Not Applicable

----------------------- -----------------------------------------------------------------------------------------------

          11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                        Less than 5%*

----------------------- -----------------------------------------------------------------------------------------------

          12            TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                        IN
----------------------- -----------------------------------------------------------------------------------------------

* Based on 14,519,001  outstanding  shares of common stock,  par value $0.01 per share, as reported by Brooke Corporation on its Form 10-Q/A for the period ended
June 30, 2008, as filed with the  Securities  and Exchange  Commission on August
20, 2008.

-------------------------------------------------------------------------------------------------------------------
CUSIP No.                           112502109
-------------------------------------------------------------------------------------------------------------------

----------------------- -----------------------------------------------------------------------------------------------

          1             NAME OF REPORTING PERSON
                        I.R.S.  IDENTIFICATION  NO.  OF ABOVE  PERSON  (entities
only)

                        Jayhawk Capital Management, L.L.C. (48-1172612)

----------------------- -----------------------------------------------------------------------------------------------

          2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                        (a) [ ]

                        (b) [X]

----------------------- -----------------------------------------------------------------------------------------------

          3             SEC USE ONLY

----------------------- -----------------------------------------------------------------------------------------------

          4             CITIZENSHIP OR PLACE OF ORGANIZATION

                        Delaware

----------------------- -------------- --------------------------------------------------------------------------------

                              5        SOLE VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY                  0
EACH REPORTING PERSON
        WITH:

                        -------------- --------------------------------------------------------------------------------

                              6        SHARED VOTING POWER

                                       Less than 5%

                        -------------- --------------------------------------------------------------------------------

                              7        SOLE DISPOSITIVE POWER

                                       0

                        -------------- --------------------------------------------------------------------------------

                              8        SHARED DISPOSITIVE POWER

                                       Less than 5%

----------------------- -----------------------------------------------------------------------------------------------

          9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        Less than 5% (see Item 4)

----------------------- -----------------------------------------------------------------------------------------------

          10            CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (See Instructions)  [   ]
                        Not Applicable

----------------------- -----------------------------------------------------------------------------------------------
          11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                        Less than 5%*

----------------------- -----------------------------------------------------------------------------------------------

          12            TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                        IA
----------------------- -----------------------------------------------------------------------------------------------

* Based on 14,519,001  outstanding  shares of common stock,  par value $0.01 per share, as reported by Brooke Corporation on its Form 10-Q/A for the period ended
June 30, 2008, as filed with the  Securities  and Exchange  Commission on August
20, 2008.

                                       2

-------------------------------------------------------------------------------------------------------------------
CUSIP No.                           112502109
-------------------------------------------------------------------------------------------------------------------

----------------------- -----------------------------------------------------------------------------------------------

          1             NAME OF REPORTING PERSON
                        I.R.S.  IDENTIFICATION  NO.  OF ABOVE  PERSON  (entities
only)

                        Jayhawk Institutional Partners, L.P. (48-1172611)

----------------------- -----------------------------------------------------------------------------------------------

          2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                        (a) [ ]

                        (b) [X]

----------------------- -----------------------------------------------------------------------------------------------

          3             SEC USE ONLY

----------------------- -----------------------------------------------------------------------------------------------

          4             CITIZENSHIP OR PLACE OF ORGANIZATION

                        Delaware

----------------------- -------------- --------------------------------------------------------------------------------

                              5        SOLE VOTING POWER
   NUMBER OF SHARES
BENEFICIALLY OWNED BY                  0
EACH REPORTING PERSON
        WITH:

                        -------------- --------------------------------------------------------------------------------

                              6        SHARED VOTING POWER

                                       Less than 5%

                        -------------- --------------------------------------------------------------------------------

                              7        SOLE DISPOSITIVE POWER

                                       0

                        -------------- --------------------------------------------------------------------------------

                              8        SHARED DISPOSITIVE POWER

                                       Less than 5%

----------------------- -----------------------------------------------------------------------------------------------

          9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        Less than 5% (see Item 4)

----------------------- -----------------------------------------------------------------------------------------------

          10            CHECK IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (See Instructions)  [   ]
                        Not Applicable

----------------------- -----------------------------------------------------------------------------------------------

          11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                        Less than 5%*

----------------------- -----------------------------------------------------------------------------------------------

          12            TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                        PN
----------------------- -----------------------------------------------------------------------------------------------

* Based on 14,519,001  outstanding  shares of common stock,  par value $0.01 per share, as reported by Brooke Corporation on its Form 10-Q/A for the period ended
June 30, 2008, as filed with the  Securities  and Exchange  Commission on August
20, 2008.

Item 4 Ownership:

I. The information below is as of the date of December 31, 2008.

     (a)  Amount beneficially owned:
          1.   Jayhawk Institutional Partners, L.P.: Less than 5%
          2.   Jayhawk Capital Management, L.L.C.: Less than 5%
          3.   Kent McCarthy: Less than 5%

     (b)  Percent of Class:
          1.   Jayhawk Institutional Partners, L.P.: Less than 5%
          2.   Jayhawk Capital Management, L.L.C.: Less than 5%
          3.   Kent McCarthy: Less than 5%

     (c)  Number of shares as to which the person has:
          (i)  Sole power to vote or to direct the vote:
               1.   Jayhawk Institutional Partners, L.P.: 0
               2.   Jayhawk Capital Management, L.L.C.: 0
               3.   Kent McCarthy: 0

          (ii) Shared power to vote or to direct the vote:
               1.   Jayhawk Institutional Partners, L.P.: Less than 5%
               2.   Jayhawk Capital Management, L.L.C.: Less than 5%
               3.   Kent McCarthy: Less than 5%

          (iii) Sole power to dispose or to direct the disposition of:
               1.   Jayhawk Institutional Partners, L.P.: 0
               2.   Jayhawk Capital Management, L.L.C.: 0
               3.   Kent McCarthy: 0

          (iv) Sole power to dispose or to direct the disposition of:
               1.   Jayhawk Institutional Partners, L.P.: Less than 5%
               2.   Jayhawk Capital Management, L.L.C.: Less than 5%
               3.   Kent McCarthy: Less than 5%

Percent of class is based on 14,519,001  outstanding shares of common stock, par value $0.01 per share, as reported by Brooke  Corporation on its Form 10-Q/A for the  period  ended June 30,  2008,  as filed with the  Securities  and  Exchange
Commission on August 20, 2008.

Item 5   Ownership of Five Percent or Less of a Class:

         If this statement is being filed to report the fact that as of the date hereof the reporting  person has ceased to be the  beneficial  owner of more than 5% of the class of securities, check the following:

         [X]

Item 10   Certification:

         By  signing  below I  certify  that,  to the best of my  knowledge  and belief, the securities  referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing  the control of the issuer of the  securities  and were not acquired and are not held in  connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable  inquiry and to the best of my knowledge and belief, I certify that the information  set forth in this statement is true,  complete and correct.

Dated:   February 13, 2009

                                        /s/ Kent C. McCarthy
                                        ----------------------------------------
                                        Kent C. McCarthy

                                        Jayhawk Capital Management, L.L.C.

                                        By:    /s/ Kent C. McCarthy
                                           ------------------------------------
                                        Name:   Kent C. McCarthy
                                        Title:  Managing Member

                                        Jayhawk Institutional Partners, L.P.

                                            By: Jayhawk Capital Management, L.L.C.,
                                                 Its general partner

                                                 By:   /s/ Kent C. McCarthy
                                                    ----------------------------
                                                 Name:  Kent C. McCarthy
                                                 Title: Managing Member

                                                                       Exhibit A

              AGREEMENT REGARDING THE JOINT FILING OF SCHEDULE 13G

     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended,  the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G  (including  amendments  thereto) with respect to the Common Stock, par value $0.01 per share, of Brooke Corporation,  and further agree that this Agreement be included as an exhibit to such filings.

     In evidence  whereof,  the  undersigned  have caused this  Agreement  to be executed on their behalf this 13th day of February, 2009.

                                        /s/ Kent C. McCarthy
                                        ----------------------------------------
                                        Kent C. McCarthy

                                        Jayhawk Capital Management, L.L.C.

                                        By:    /s/ Kent C. McCarthy
                                           ------------------------------------
                                           Name:  Kent C. McCarthy
                                           Title:  Managing Member

                                        Jayhawk Institutional Partners, L.P.

                                            By: Jayhawk Capital Management, L.L.C.,
                                                 Its general partner

                                                 By:  /s/  Kent C. McCarthy
                                                    ----------------------------
                                                 Name: Kent C. McCarthy
                                                 Title: Managing Member